Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Thursday, May 24, 2007		Keoni.Wagner@HawaiianAir.com

Hawaiian Reduces Non-Union Staff in Realignment of Operations

HONOLULU — As part of a broader effort to realign its business in line with the changing needs of the airline industry, Hawaiian Airlines has today released 98 non-union employees in administrative positions throughout the company. An additional 38 unfilled non-union positions are also being eliminated.

“This decision was difficult and painful and not taken lightly,” said Mark Dunkerley, Hawaiian’s president and CEO. “This is in no way a reflection on the individuals whose positions are affected. We appreciate all they have done for our company.”

Each of the affected employees is being offered a choice of generous severance packages. They may also choose to apply for open jobs in other areas of the company and some will have the ability to return to union positions. Approximately 40 percent of the employees being released are based outside of Hawaii.

Dunkerley said the reduction in jobs culminates more than six months of studying the company’s structure with a view to realigning operations to better match the changing nature of consumer behavior.

“In an industry as dynamic as ours, a competitive company must constantly adapt to the changing business environment,” he said. “Among other things, this requires changing how we apportion our workforce, so in some places we are adding and in other areas we are reducing. Even after this decrease, our workforce is bigger than it was a year ago, and we will continue to grow.”

Much of this increase comes from the introduction of four new wide-body aircraft to Hawaiian’s transpacific fleet. The company’s total workforce now stands at 3,493 employees.

Dunkerley added, “As we reshape the company, we remain focused on maintaining our industry-leading performance and continuing to grow our business.”

Hawaiian consistently earns high passenger approvals and top national ratings across all customer satisfaction factors, especially with in-flight service, on-time performance, and baggage handling. In the first quarter, Hawaiian enjoyed an industry-leading 87.5 percent load factor.

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About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian also led all U.S. carriers in on-time performance for 2004, 2005 and 2006 (including a record 36 consecutive months from November 2003 to October 2006,) and in fewest misplaced bags for 2005 and 2006, as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX: HA). Additional information is available at HawaiianAirlines.com.